EXHIBIT 99.1

NEWS RELEASE

CONTACT:	Investor Relations
Irvine Sensors Corporation
714-444-8718
investorrelations@irvine-sensors.com

IRVINE SENSORS RECEIVES NASDAQ NOTICE REGARDING MINIMUM BID PRICE – SUBJECT TO DELISTING

FOR IMMEDIATE RELEASE

COSTA MESA, CALIFORNIA — March 17, 2010 — Irvine Sensors Corporation (NASDAQ: IRSN) (the “Company”) today announced that it received a Nasdaq Staff Determination (the “Staff Determination”) on March 16, 2010 indicating that the Company has not regained compliance with the $1.00 minimum bid price requirement for continued listing set forth in Nasdaq Marketplace Rule 5550(a)(2), and that the Company’s securities are, therefore, subject to delisting from The Nasdaq Capital Market. Accordingly, unless the Company requests a hearing to appeal the Staff Determination before a Nasdaq Hearings Panel (the “Panel”), trading of the Company’s common stock will be suspended at the opening of business on March 25, 2010 and the Company’s securities will be delisted from The Nasdaq Stock Market. The Company intends to request a hearing before the Panel to present the Company’s plan for regaining compliance with Rule 5550(a)(2). The Staff Determination states that the submission of such a hearing request not later than 4:00 p.m. Eastern Time on March 23, 2010 will stay the suspension of trading of the Company’s common stock and the delisting of the Company’s securities pending the Panel’s decision. There can be no assurance that the Panel will grant the Company’s request for continued listing.

Irvine Sensors Corporation (www.irvine-sensors.com), headquartered in Costa Mesa, California, is a vision systems company engaged in the development and sale of miniaturized infrared and electro-optical cameras, image processors and stacked chip assemblies and sale of higher level systems incorporating such products. Irvine Sensors also conducts research and development related to high density electronics, miniaturized sensors, optical interconnection technology, high speed network security, image processing and low-power analog and mixed-signal integrated circuits for diverse systems applications.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This message may contain forward-looking statements based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as ''anticipates,’’ ''expects,’’ ''intends,’’ ''plans,’’ ''believes,’’ ''seeks,’’ ''estimates,’’ ''may,’’ ''will’’ and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, the possibility that the Company’s plan for regaining compliance with Nasdaq listing requirements will not be satisfactory to the Nasdaq Panel and/or that the Nasdaq Panel will not grant the Company’s request or that the Company’s stock price could decline further. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Further information on Irvine Sensors Corporation, including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and our other SEC filings that are available through the SEC’s website (www.sec.gov).

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